Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Point Blank Solutions, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-            ) on Form S-8 of Point Blank Solutions, Inc. of our reports dated March 16, 2009, with respect to the consolidated balance sheets of Point Blank Solutions, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 10-K of Point Blank Solutions, Inc.

/s/ Rachlin LLP

Fort Lauderdale, Florida
April 7, 2009